Exhibit 10.1

AMENDMENT NO. 3 TO ADVISORY AGREEMENT

This Amendment No. 3 to the Advisory Agreement dated December 11, 2009, as amended on October 18, 2010 and as further amended on November 8, 2010 (the original agreement executed on December 11, 2009 and as amended on October 18, 2010 and as further amended on November 8, 2010 are collectively referred to herein as the “Advisory Agreement”) is made and entered into as of the 1st day of June, 2011, by and among SummerHaven Investment Management, LLC (“SHIM”), a Delaware limited liability company with its principal place of business at 1266 East Main Street, Soundview Plaza, Fourth Floor, Stamford, CT 06902, and United States Commodity Funds LLC (“USCF”), a Delaware limited liability company with its principal place of business at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

WHEREAS, the parties have entered into the Advisory Agreement, whereby USCF has retained SHIM to provide certain consulting services in connection with the operation of funds as listed in the Advisory Agreement, as amended from time to time (each a “Fund” and collectively, the “Funds”); and

WHEREAS, in connection therewith, the parties desire to amend the Advisory Agreement as follows to provide for amendments to Section 3 – Term and Termination and Section 4 – Indemnification of the Advisory Agreement;

NOW, THEREFORE, in consideration of the foregoing, the parties agree to amend the Advisory Agreement as follows:

1.	The “Term and Termination” section of the Advisory Agreement is deleted in its entirety and replaced with the following:

3. TERM AND TERMINATION

(a)

With respect to each Fund, this Agreement shall commence on the Effective Date or the Amendment Effective Date, as the case may be, and remain in effect until August 1, 2014 (“Initial Period”), unless earlier terminated by either USCF or SHIM in accordance with this Article 3. After the Initial Period, this Agreement shall continue for successive three-year periods (“Successive Three-Year Period”) unless terminated by either such party as of the end of the each Successive Three-Year Period by providing at least one hundred eighty (180) days written notice of such termination prior to the end of the Initial Period or Successive Three-Year Period, except as otherwise provided in this Article 3. Upon termination of this Agreement USCF shall cease to use the Indices and the Service Marks.

(b)

If a party (the “Breaching Party”) is in material breach of any terms of this Agreement, either USCF or SHIM, as the case may be, may so notify the Breaching Party in writing, specifying the nature of the breach in reasonable detail. The Breaching Party shall have thirty (30) calendar days from delivery of that notice to correct the breach; provided that, if the breach is not cured within the identified time period, the other party may terminate this Agreement at any time after the thirty (30) days’ written notice to the Breaching Party with another thirty (30) days’ written notice. Either USCF or SHIM may terminate this Agreement upon thirty (30) days’ written notice to such other party if SHIM or USCF, as the case may be, is dissolved or its existence is terminated; becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; has a custodian, trustee, or receiver appointed for it, or for all or substantially all of its property; has bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, instituted by or against it, and, if instituted against it, any of the foregoing is allowed or consented by the other party or is not dismissed within sixty (60) days after such institution.

(c)

SHIM shall have the right, in its discretion, to cease calculation and publication of any Index and, in the event that such Index is discontinued, to terminate this Agreement as to one or more Funds using the Index if SHIM does not intend to calculate and publish a replacement or substitute index. SHIM shall give USCF at least one hundred and eighty (180) days’ written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. USCF shall have the option hereunder to use the replacement index under the terms of this Agreement by notifying SHIM within ninety (90) days of receiving written notice from SHIM regarding the replacement index, on the same terms and conditions (including payment of fees as set forth in Article 2 of the Advisory Agreement) as USCF or the Fund previously used the discontinued Index.

(d)	USCF may terminate this Agreement with respect to a Fund immediately upon written notice to SHIM if:

(i)	USCF is informed of the final adoption of any legislation or regulation that materially impairs USCF’s ability to market, promote, or issue, redeem or list on an exchange, shares of such Fund;

(ii)	Any material litigation or regulatory proceeding regarding a Fund is commenced which requires such Fund to cease existence, and no successor Fund is commenced with similar investment objectives;

(iii)	USCF elects to terminate the public offering or other distribution of such Fund; or

(iv)	The Licensing Agreement is terminated by USCF pursuant to Section 3 thereof.

(e)

USCF may terminate this Agreement upon one hundred and eighty (180) days’ prior written notice to SHIM, with such notice to be given within thirty (30) days after the expiration of a ninety (90) day period, which begins immediately upon receipt of written notice by USCF of the occurrence of either (i) or (ii) below:

(i)

If during the first two year period after commencement of trading of a Fund based on such Index, K. Geert Rouwenhorst ceases to serve as a partner or senior advisor to SHIM USCF may terminate this Agreement in accordance with this Section 3(e) as it relates to such Fund; or

(ii)

Upon a Change of Control of SHIM; provided, however, that if USCF does not so give notice to terminate this Agreement, this Agreement shall automatically extend for three (3) years from the date of such Change of Control.

(f)	SHIM may terminate this Agreement immediately upon written notice to USCF if:

(i)	SHIM is informed of the final adoption of any legislation or regulation that materially impairs SHIM’s ability to perform Services under this Agreement;

(ii)	The Licensing Agreement is terminated by SHIM pursuant to Section 3 thereof; or

(iii)	Any material litigation or regulatory proceeding regarding the Fund is commenced.

(g)

SHIM may terminate this Agreement upon ninety (90) days’ prior written notice to USCF if SHIM determines in its sole reasonable discretion that it and/or its affiliates will imminently become subject to position limits in one or more commodities that could reasonably be expected to impair their ability to perform advisory, management or other services to any of SHIM’s or any affiliate’s clients.

(h)

SHIM may terminate this Agreement upon one hundred and eighty (180) days’ prior written notice to USCF, with such notice to be given within thirty (30) days after the expiration of a ninety (90) day period which begins immediately upon receipt of written notice by SHIM of the occurrence of either (i) or (ii) below:

(i)

If during the first two year period after commencement of trading of a Fund based on such Index, John Hyland and Howard Mah ceases to serve as a senior advisor or officer to USCF SHIM may terminate this Agreement in accordance with this Section 3(h) as it relates to such Fund; or

(ii)

Upon a Change of Control of USCF; provided, however, that if SHIM does not so give notice to terminate this Agreement, this Agreement shall automatically extend for three (3) years from the date of such Change of Control.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets, or (2) the sale, lease, transfer, conveyance or other disposition by a party of more than 50% of the outstanding voting equity or beneficial ownership (whether at the time of such disposition or in increments).

(i)

No fees under Article 2 of this Agreement will be payable to SHIM by USCF after termination of this Agreement as set forth in this Article 3 except any outstanding fees. The fee for the month in which this Agreement is terminated will be pro rated based on the number of days in the month during which the Agreement was in effect.

2. The heading and paragraph (a) of the “Indemnification” section of the Advisory Agreement is deleted in its entirety and replaced with the following:

4. INDEMNIFICATION; LIMITATION OF LIABILITY.

(a)

Neither SHIM and its affiliates nor any of their officers, directors, shareholders, members, partners, employees and any person who controls SHIM (collectively, “Advisory Affiliates”) shall be liable to the USCF or any Fund under the terms of this Agreement, except for acts or omissions of SHIM which constitute willful misconduct, gross negligence, bad faith, or material breach of this Agreement or applicable law. USCF shall indemnify, defend and hold SHIM and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, service providers, successors and assigns (collectively, the “SHIM Indemnified Parties”) harmless from and against any and all claims, liabilities, obligations, judgments, causes of action, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with or arising out of this Agreement, including but not limited to any material breach of this Agreement by USCF or any disclosure in the Registration Statement of any Fund (except disclosure about SHIM or the Index that has been specifically approved by SHIM), provided such expenses were not the result of any action or inaction of such SHIM Indemnified Party that constituted willful misconduct, gross negligence or bad faith of such party, or a material breach by such party of this Agreement or applicable law.

IN WITNESS WHEREOF, the parties have entered into this Amendment No. 3 to the Advisory Agreement, as of the above date.

SUMMERHAVEN INVESTMENT MANAGEMENT, LLC

By:	/s/ Ashraf Rizvi
Name: Ashraf Rizvi
Title: Partner

UNITED STATES COMMODITY FUNDS LLC

By:	/s/ Howard Mah
Name: Howard Mah
Title: Management Director